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                        [LETTERHEAD OF LATHAM & WATKINS]




                                  July 8, 1999




World Color Press, Inc.
The Mill
340 Pemberwick Road
Greenwich, Connecticut 06831

         Re: Registration Statement on Form S-8 with respect to 3,225,000 shares of Common Stock, par value $.01 per share
              ------------------------------------------------------------

Ladies and Gentlemen:

         In connection with the preparation and filing by World Color Press, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance by the Company of (a) 2,500,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), pursuant to the 1998 Stock Option Plan of World Color Press, Inc. (the "Option Plan") and (b) 725,000 shares of Common Stock pursuant tp the Stock Option Agreements dated February 26, 1999 and May 5, 1999 between the Company and Robert G. Burton (the "Stock Option Agreements"), you have requested our opinion with respect to the matters set forth below.

         In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the shares of Common Stock described above (the "Shares"), and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.


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LATHAM & WATKINS

July 8, 1999
Page 2



         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

         We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agency within any state.

         Subject to the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold upon exercise of the options for such Shares and payment of the exercise price therefor as contemplated by the Option Plan or the Stock Option Agreements, as applicable, will be validly issued, fully paid and nonassessable.

         We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Interests of Named Experts and Legal Counsel".

                                                Very truly yours,

                                                /s/ LATHAM & WATKINS